UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2004 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, April 27, 2004

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect three Class II members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To approve the 2004 Sypris Equity Plan.
(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Sypris Common Stock of record at the close of business on March 3, 2004 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2003 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

John R. McGeeney

General Counsel and Secretary

March 26, 2004

Sypris Solutions, Inc.

101 Bullitt Lane, Suite 450

Louisville, KY 40222

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. of proxies to be voted at our 2004 Annual Meeting of Stockholders, and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.”

You are cordially invited to attend the Annual Meeting on April 27, 2004, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about March 26, 2004, to holders of our Common Stock at the close of business on March 3, 2004, the Record Date for the Annual Meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Most stockholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. EDT on April 26, 2004.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

In order to vote over the Internet or via telephone, stockholders must have their voting form in hand and call the number or go to the web site identified on the enclosed form and follow the instructions to vote on the Internet or via telephone.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Stockholders of Sypris Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

On the Record Date, March 3, 2004, there were 14,329,753 shares of Sypris Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between the hours of 8:30 a.m. and 5:30 p.m. local time.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 8,503,611 shares or 58.8% of the Company’s outstanding Common Stock. For further information on ownership of Common Stock by the Gill family, see Stock Ownership of Certain Beneficial Owners.

Multiple Stockholders Sharing the Same Address

In accordance with a notice sent to eligible stockholders who share a single address by one or more banks, brokers or nominees with accountholders who are Sypris stockholders, those stockholders will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact the bank, broker or nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you own your shares through a bank, broker or other nominee, and you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting the bank, broker or nominee.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

A Note About Our Common Stock Offering. In February, we filed a Registration Statement on Form S-3 for the sale of 3,000,000 shares of Common Stock, plus up to an additional 450,000 shares to cover over-allotments (the “Offering”). As of the Record Date, the Offering had not been completed and the results of the Offering are not reflected in our disclosures in this Proxy Statement. If you purchase shares in the Offering, you will not have owned those shares on the Record Date of the Annual Meeting (March 3, 2004), and you, therefore, do not have the right to vote those shares at the Annual Meeting.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board of Director and Committee composition and operation, director compensation and stock ownership requirements, and director tenure. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on a regular basis, and reporting and recommending to the Board of Directors any changes to the Guidelines. A current copy of the Guidelines is available on the Company’s web site at www.sypris.com.

During 2003, the Board of Directors held seven meetings, and the Committees held twelve meetings. All directors attended at least 75% of the Board meetings and Committee meetings of which they are members, except R. Scott Gill, who missed one regular and one special board meeting which were held on consecutive days, and Roger W. Johnson, who experienced a temporary disruption to his personal schedule during 2003. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, more than a majority of the directors have attended all Annual Meetings. All eight directors attended the 2003 Annual Meeting, while seven of eight directors attended the 2002 Annual Meeting.

Independence

The Board of Directors has determined that Messrs. Frigon, Johnson, Petersen and Sroka are “independent directors,” as such term is defined in NASD Rule 4200(a)(15). The Company does not currently have a majority of independent directors. However, the Company is subject to the NASD transition rule (for boards with “staggered” terms of office) which will require that the Company have a majority of independent directors by the Company’s 2005 Annual Meeting.

In December 2003, the Board of Directors appointed Robert Sroka to serve a one-year term as Lead Independent Director. In this capacity, Mr. Sroka, who succeeded Sidney R. Petersen in this role, has frequent contact with our management, consulting with our executive officers and others on a broad range of matters. Mr. Sroka, as Lead Independent Director, presides over periodic independent sessions of the Board of Directors in which only independent directors participate. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing Lead Independent Director, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board of Directors welcomes communications from our stockholders. Stockholders may send communications to the Board of Directors, or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors, or to any director in particular, in care of the Company, is forwarded by us to the addressee, without review by management.

Committees of the Board of Directors

During 2003, the Board of Directors had four ongoing Committees: the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. Roger W. Johnson (Chairman), Sidney R. Petersen and Robert Sroka are the current members of the Audit and Finance Committee. Henry F. Frigon (Chairman), Sidney R. Petersen and Robert Sroka are the current members of the Compensation Committee. In February 2003, Mr. Sroka replaced William L. Healey as a member of the Compensation Committee. Robert E. Gill (Chairman), Henry F. Frigon, Jeffrey T. Gill and R. Scott Gill are the current members of the Executive Committee. William L. Healey (Chairman), Henry F. Frigon and Roger W. Johnson are the current members of the Nominating and Governance Committee. In February 2003, Mr. Frigon replaced Mr. Sroka as a member of the Nominating and Governance Committee. During 2003, the Audit and Finance Committee met six times, the Compensation Committee met four times, the Executive Committee held no meetings, and the Nominating and Governance Committee met two times.

Audit and Finance Committee

The Audit and Finance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Audit and Finance Committee, composed of the directors named in the preceding paragraph, satisfies the requirements of NASD Rule 4350(d)(2). The Board of Directors has also determined that Sidney R. Petersen qualifies for and currently serves as the Committee’s “financial expert” for purposes of Item 401(h) of Regulation S-K promulgated by the SEC. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee has long operated pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. A current copy of the Audit and Finance Committee Charter is available on the Company’s web site at www.sypris.com.

Compensation Committee

The Compensation Committee currently consists of three directors, each of whom has no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and meets the NASD standard for independence set forth in NASD Rule 4200(a)(15). The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Compensation Committee has long operated pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A current copy of the Compensation Committee Charter is available on the Company’s web site at www.sypris.com.

Executive Committee

The Executive Committee currently consists of four directors. The functions of the Executive Committee include exercising the duties of the full Board of Directors when and if necessary between regular meetings of the Board of Directors. The Executive Committee possesses all of the power of the full Board of Directors, except for certain powers under Delaware law which can only be exercised by the full Board. The Executive Committee has long operated pursuant to a formal written charter setting out the functions that this Committee is to perform. A current copy of the Executive Committee Charter is available on the Company’s web site at www.sypris.com.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three directors, two of whom satisfy the independence requirements set forth in NASD Rule 4200(a)(15). The functions of the Nominating and Governance Committee include recommending nominees to the Board of Directors for election as directors of the Company, and evaluating the performance and effectiveness of the Board of Directors, including a periodic assessment of the effectiveness of each of the directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to describe the process by which candidates for inclusion in the Company’s recommended slate of independent director nominees may be selected. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints on the Board. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as the candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and growth manufacturing or service operations.

To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, the Company does not seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date.

The Nominating and Governance Committee has long operated pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A current copy of the Nominating and Governance Committee Charter is available on the Company’s web site at www.sypris.com.

Compensation of Directors

During 2003, each non-employee director (currently, Henry F. Frigon, R. Scott Gill, Roger W. Johnson, William L. Healey, Sidney R. Petersen and Robert Sroka) received an annual retainer of $18,000, a fee of $1,200 for attending each meeting of the Board of Directors ($300 if attendance was by phone), a fee of $1,400 for acting in the capacity of Chairman for each Committee meeting ($300 if attendance was by phone) and a fee of $1,000 for other non-employee directors attending each Committee meeting ($300 if attendance was by phone). Committee fees were earned regardless of whether Committee meetings were held on the same date as a Board of Directors’ meeting date.

Non-employee directors may elect to receive their annual retainer and meeting fees in the form of stock options. The number of stock options is determined by dividing the annual retainer and fee amount, as applicable, by 33% of the fair market value of Common Stock on the date of grant. During 2003, Roger W. Johnson, Sidney R. Petersen and Robert Sroka elected to receive their annual retainer and meeting fees in the form of stock options, and a total of 23,846 options were granted to these non-employee directors in payment of director fees. Non-employee directors also receive initial and annual grants of stock options for each elected term as a director. Each non-employee director was granted an option to purchase 6,000 shares following last year’s annual stockholders’ meeting on April 29, 2003. Options are granted to non-employee directors at fair market value on the date of grant, are immediately exercisable and have a 10-year term. During 2003, Sidney R. Petersen exercised 7,939 shares at a weighted average exercise price per share of $4.01 for the purpose of satisfying director stock ownership requirements in advance of the target date set forth in the Guidelines.

All directors are reimbursed for travel and related expenses for attending Board and Committee meetings. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director. We provide non-employee directors with travel accident insurance when on Company business.

Compensation Committee Interlocks And Insider Participation

Our Compensation Committee is composed of Henry F. Frigon (Chairman), Sidney R. Petersen, and Robert Sroka. Except as described below, we are unaware of any relationships during 2003 among our officers and directors which would require disclosure under this caption.

William L. Healey, who was a member of our Compensation Committee until he was replaced on the Compensation Committee by Sidney R. Petersen in February 2003, became employed as President and Chief Executive Officer of Cal Quality Electronics, Inc. in March 2002. We purchase circuit card assemblies from Cal Quality Electronics, Inc. under supply contracts. We paid $2,679,000 to Cal Quality Electronics, Inc. in 2003 and estimate our payments may exceed $2,900,000 in 2004.

Certain Relationships and Related Transactions

During 2003, we have had no other disclosable business relationships with any of our directors, officers or 5% stockholders, except as described in Compensation Committee Interlocks and Insider Participation above.

Code of Business Conduct

We have a corporate responsibility and compliance program which includes a written code of business conduct. We require all employees, including all officers and senior level executives, to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work. The code of business conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Our employees are required to certify that they have received a copy of the code of business conduct and have been provided with training on the code of business conduct and their related legal obligations. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of business conduct or other Company policies and procedures. The code of business conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of business conduct can be found on our corporate web site at www.sypris.com. The information on our web site is not part of this Proxy Statement and is not soliciting material.

RELATIONSHIP WITH INDEPENDENT PUBLIC

ACCOUNTANTS

The Company has not yet selected an independent public accountant and auditor for the year ending December 31, 2004. The Company’s Audit and Finance Committee is currently reviewing whether it is in the best interest of the Company to solicit competitive proposals from a number of accounting firms, including Ernst & Young LLP, for the current year. If a decision is made to solicit competitive proposals, it is anticipated that the Company will select an independent accountant and auditor from those submitting proposals on or before September 30, 2004. Otherwise, the Company anticipates that it will again select Ernst & Young LLP to serve as the Company’s independent public accountants and auditors for the year ending December 31, 2004. Ernst & Young LLP has served as the Company’s independent public accountants and auditors since and including the Company’s year ended December 31, 1989. The Audit and Finance Committee has approved the fees described below for non-audit services for 2003 and believes such fees are compatible with the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002 and fees billed for other services rendered by Ernst & Young LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	Years Ended December 31,
	2003	2002
Audit Fees (1)	$275,000	$350,000
Audit-Related Fees (2)	32,580	20,500
Tax Fees (3)	82,510	131,690
All Other Fees	—	—

Total	$390,090	$502,190

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, review of a registration statement on Form S-2 in 2002 and issuance of a consent in 2002.

(2)	Audit-Related Fees principally included employee benefit plan audits, education and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and agreed upon procedures performed in 2003.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax accrual, and review of state and local income tax planning opportunities.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants and auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and auditors and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants and auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants and auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and auditors and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the process used for certifications by the Company’s chief executive officer and chief financial officer which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately with both the independent public accountants and auditors and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee.

The Audit and Finance Committee recommended to the Board of Directors the appointment of Ernst & Young LLP as the independent public accountants and auditors for the Company in 2003 after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Ernst & Young LLP, the Company’s independent public accountants and auditors, are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee reviewed with management and Ernst & Young LLP the Company’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Finance Committee received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. Ernst & Young LLP has confirmed by letter that, in its professional judgment, it is independent of the Company.

The Audit and Finance Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. These items relate to the scope and results of their audit of the Company’s financial statements.

The Audit and Finance Committee discussed with management and Ernst & Young LLP the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Finance Committee reviewed with Ernst & Young LLP and pre-approved their audit plans, audit scope, identification of audit risks and fees. The Audit and Finance Committee also reviewed and pre-approved the non-audit services performed by Ernst & Young LLP and discussed with the independent public accountants and auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Roger W. Johnson (Chairman)

Sidney R. Petersen

Robert Sroka

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Three Class II directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2007 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement.

We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors.

The Board of Directors has nominated R. Scott Gill, Roger W. Johnson and Robert Sroka to be elected at the Annual Meeting as Class II directors whose terms will expire in 2007.

Set forth below are the principal occupation and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board of Directors recommends a vote FOR the election of the above-named nominees as Class II directors.

CLASS II DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2007

R. Scott Gill Age 45	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as a Managing Broker with Coldwell Banker Residential Brokerage since 2003. Mr. Gill served as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Project Manager for IA Chicago, an architectural design firm, from 1998 to 1999, as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Roger W. Johnson Age 69	Roger W. Johnson has served as a director of Sypris since 1997 and of Sypris Electronics from 1996 until its merger with Sypris in 1998. Mr. Johnson is currently a private investor, educator and business consultant. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Collectors Universe, a provider of services to dealers and collectors of high-end collectibles, from 2001 to 2002. Mr. Johnson served as Chief Executive Officer of YPO International (Young Presidents Organization) from 1998 to 2000 and as

Administrator of the General Services Administration from 1993 to 1996. Prior to 1993, Mr. Johnson served in a number of senior executive positions, including Chairman of the Board and Chief Executive Officer of Western Digital Corporation. Mr. Johnson also serves as a director of the Needham Funds, Insulectro, Maxtor Corporation and Computer Access Technology Corporation. He is Chairman of the Audit and Finance Committee and a member of the Nominating and Governance Committee.

Robert Sroka Age 54	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003, and as Managing Partner of Lighthouse Partners, a private investment and business consulting company, since 1998. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. Mr. Sroka also serves as non-executive Chairman of the Board of Avado Brands, Inc. On February 4, 2004, Avado Brands, Inc. filed a voluntary petition under the federal bankruptcy laws. He is a member of the Compensation and Audit and Finance Committees.

CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005

Jeffrey T. Gill Age 48	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 73	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is a member of the Compensation and Audit and Finance Committees.

CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006

Henry F. Frigon Age 69	Henry F. Frigon has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Frigon has served as a private investor and business consultant since 1994. Mr. Frigon served as Chairman of CARSTAR, a national provider of collision repair services, from 2000 to 2001, and as its President and Chief Executive Officer from 1998 to 2000. Prior to 1994, Mr. Frigon served in a number of senior executive positions, including Executive Vice President-Corporate Development and Strategy, and Chief Financial Officer of Hallmark Cards, and President and Chief Executive Officer of BATUS. Mr. Frigon also serves as a director of H&R Block, Buckeye Technologies, Dimon, Tuesday Morning and Packaging Corporation of America. He is Chairman of the Compensation Committee and a member of the Executive and Nominating and Governance Committees.

Robert E. Gill Age 78	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 59	William L. Healey has served as a director of Sypris since 1997. Mr. Healey has served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company, since 2002. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation. He is Chairman of the Nominating and Governance Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 3, 2004 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2003 was the President and Chief Executive Officer of the Company; (d) the four other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	22.9%

Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	22.9%

Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,097,906	42.3%

R. Scott Gill (4) 1209 North Astor Street Chicago, Illinois 60610	5,679,371	39.5%

GFP I, LP (5) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	22.9%

Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	22.9%

Henry F. Frigon (7)	81,615	*
William L. Healey (8)	52,500	*
Roger W. Johnson (9)	105,480	*
Sidney R. Petersen (10)	129,378	*
Robert Sroka (11)	106,020	*
James G. Cocke (12)	32,520	*
David D. Johnson (13)	99,151	*
Richard L. Davis (14)	76,934	*

Current directors and executive officers as a group (16 persons)	9,434,036	62.2%

*	less than 1%.

(1)

Includes 500 shares beneficially owned by Virginia G. Gill, his wife. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the

Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 43.50% ownership interest and of which Virginia G. Gill is a limited partner holding a 44.39% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2003.

(2)	Includes 500 shares beneficially owned by Robert E. Gill, her husband. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)	Includes 90,000 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 0.79% ownership interest, of which Patricia G. Gill is a limited partner holding a 0.79% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 6.03% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named officer during 2003.

(4)	Includes 52,000 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 3.54% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)	Includes 80,365 shares issuable under currently exercisable stock options, and 1,250 shares held in a 501(c)(3) charitable foundation of which Mr. Frigon has both voting and investment power.

(8)	Includes 52,000 shares issuable under currently exercisable stock options, and 500 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(9)	Includes 95,015 shares issuable under currently exercisable stock options, and 4,868 shares held in a 501(c)(3) charitable foundation of which Mr. Johnson has no pecuniary interest but shares investment control.

(10)	Includes 117,784 shares issuable under currently exercisable stock options, and 11,594 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 105,020 shares issuable under currently exercisable stock options.

(12)	Includes 32,520 shares issuable under currently exercisable stock options. Mr. Cocke was a named officer during 2003.

(13)	Includes 78,600 shares issuable under currently exercisable stock options and 3,000 shares held by a family trust of which Mr. Johnson is a co-trustee. Mr. Johnson shares voting and investment power with respect to the shares held by the family trust. Mr. Johnson was a named officer during 2003.

(14)	Includes 34,600 shares issuable under currently exercisable stock options. Mr. Davis was a named officer during 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, officers and other beneficial owners, for 2003 were timely met, except that one late Form 4 filing was made for R. Scott Gill. The late filing reported a stock option grant and was the result of an administrative technical error.

PERFORMANCE GRAPH

The graph below shows a comparison of cumulative total stockholder returns for Sypris, calculated on a dividend reinvestment basis, from December 31, 1998 through December 31, 2003. The Company’s Common Stock is traded on the Nasdaq National Market under the symbol “SYPR.” In the performance graph, the cumulative total stockholder return of the Company is compared to the Russell 2000 Index and the S&P SmallCap 600 Index. The S&P SmallCap 600 Index has been selected as a basis of comparison since Sypris believes the S&P SmallCap 600 Index appropriately tracks the performance of multi-industry businesses at its level of market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SYPRIS SOLUTIONS, INC., THE S&P SMALLCAP 600 INDEX

AND THE RUSSELL 2000 INDEX

*$100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Values are as of December 31.

Sypris Solutions, Inc.

Proxy Performance Graph

Year Ended 12/31/03

	12/98	12/99	12/00	12/01	12/02	12/03
Sypris Solutions, Inc.	100	151.58	115.79	219.28	172.90	287.54
S&P SmallCap 600 Index	100	112.40	125.67	133.89	114.30	158.63
Russell 2000 Index	100	121.26	117.59	120.52	95.83	141.11

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the ages, positions and certain other information regarding the executive officers of the Company.

Robert E. Gill Age 78	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 48	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Kathy Smith Boyd Age 50	Kathy Smith Boyd has served as a Vice President of Sypris and as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, since April 2003. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

James G. Cocke Age 56	James G. Cocke has served as a Vice President of Sypris, and as President and Chief Executive Officer of its subsidiary, Sypris Electronics, since 2000. Mr. Cocke served as Vice President of Finance, Contracts and Program Management for Sypris Electronics from 1997 to 2000, and as Manager of the Services Division of Sypris Test & Measurement, a subsidiary of Sypris, from 1995 to 1997. Prior to 1995, Mr. Cocke served in a number of senior management positions with SAIC, CAE Link Corporation, Smiths Industries and E-Systems. Mr. Cocke holds a BS degree in Business and an MS in Accounting from Roosevelt University.

John M. Kramer Age 61	John M. Kramer has served as a Vice President of Sypris since 2000, and as President and Chief Executive Officer of its subsidiary, Sypris Technologies, since 1985. Prior to 1985, Mr. Kramer served in a number of senior management positions with Sypris Technologies, Xerox and Ford Motor Company. Mr. Kramer holds a BS degree in Management from the University of Louisville.

G. Darrell Robertson Age 61	G. Darrell Robertson has served as a Vice President of Sypris, and as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, since 2000. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

David D. Johnson Age 48	David D. Johnson has served as Vice President, Chief Financial Officer and Treasurer of Sypris since 1997. Mr. Johnson served as Vice President and Chief Financial Officer of Sypris Electronics from 1996 until its merger with Sypris in 1998. Prior to 1996, he served in a number of senior management positions with Molex Incorporated and KPMG Peat Marwick. Mr. Johnson holds a BA degree in Economics from Stanford University.

Richard L. Davis Age 50	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

Anthony C. Allen Age 45	Anthony C. Allen has served as Vice President of Finance and Information Systems and Assistant Secretary since 2003. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 47	John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney served Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. On December 20, 1999, ARM Financial Group filed a voluntary petition under the federal bankruptcy laws as part of a pre-packaged sale of substantially all of its assets. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

The following table sets forth information concerning total compensation earned or paid to the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2003 (the “named executive officers”) for services rendered to the Company during each of the past three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long Term Compensation Awards			All Other Compensation
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/ SARs
Jeffrey T. Gill President and Chief Executive Officer	2003 2002 2001	$440,962 382,885 341,169	— — —	— — —	— — —	— 50,000 —	(3)	$13,434 13,282 10,740	(1)(2) (4)(5) (6)(7)

Robert E. Gill Chairman of the Board	2003 2002 2001	$276,154 226,538 187,308	— — —	— — —	— — —	— — —		$11,274 10,388 8,561	(1)(2) (4)(5) (6)(7)

James G. Cocke Vice President; President and Chief Executive Officer of Sypris Electronics, LLC	2003 2002 2001	$260,096 235,192 217,308	$25,000 72,000 —	— — —	— — —	55,000 20,725 10,000	(3) (3) (3)	$8,175 13,975 5,666	(1)(2) (4)(5) (6)(7)

David D. Johnson Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	$252,885 219,615 200,423	$21,000 50,000 —	— — —	— — —	66,100 13,000 25,000	(3) (3) (3)	$12,345 12,303 10,499	(1)(2) (4)(5) (6)(7)

Richard L. Davis Senior Vice President	2003 2002 2001	$229,615 209,711 196,108	$18,500 45,000 —	— — —	— — —	61,325 13,000 40,000	(3) (3) (3)	$12,306 12,279 10,238	(1)(2) (4)(5) (6)(7)

(1)	Includes contributions to 401(k) Retirement Plan ($12,000 for each of Mr. Jeffrey T. Gill, Mr. Johnson and Mr. Davis, and $6,000 each for Mr. Robert E. Gill and Mr. Cocke).

(2)	Includes amounts paid on (i) Group Term Life Insurance policies ($669 for Mr. Jeffrey T. Gill, $5,274 for Mr. Robert E. Gill, $1,013 for Mr. Cocke, $345 for Mr. Johnson, and $306 for Mr. Davis) and (ii) Executive Life Insurance policies ($765 for Mr. Jeffrey T. Gill and $1,162 for Mr. Cocke).

(3)	Options pursuant to 1994 Stock Option Plan for Key Employees.

(4)	Includes contributions to 401(k) Retirement Plan ($12,000 for each of Mr. Jeffrey T. Gill, Mr. Cocke, Mr. Johnson and Mr. Davis, and $6,000 for Mr. Robert E. Gill).

(5)	Includes amounts paid on (i) Group Term Life Insurance policies ($594 for Mr. Jeffrey T. Gill, $4,388 for Mr. Robert E. Gill, $929 for Mr. Cocke, $303 for Mr. Johnson, and $279 for Mr. Davis) and (ii) Executive Life Insurance policies ($688 for Mr. Jeffrey T. Gill and $1,046 for Mr. Cocke).

(6)	Includes contributions to 401(k) Retirement Plan ($10,200 for each of Mr. Jeffrey T. Gill, Mr. Johnson and Mr. Davis, $5,100 for Mr. Robert E. Gill, and $5,181 for Mr. Cocke).

(7)	Includes amounts paid on Group Term Life Insurance policies ($540 for Mr. Jeffrey T. Gill, $3,461 for Mr. Robert E. Gill, $485 for Mr. Cocke, $299 for Mr. Johnson, and $38 for Mr. Davis).

The following table sets forth information with respect to option grants to the named executive officers during 2003:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants
	Number of Securities Underlying Options/SARs Granted		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%		10%
Jeffrey T. Gill	—		—	—	—	—		—
Robert E. Gill	—		—	—	—	—		—
James G. Cocke	13,000	(1)	2.2%	$8.25	02/24/11	$51,207	(2)	$122,650	(2)
James G. Cocke	42,000	(3)	7.3%	8.27	02/25/11	165,839	(4)	397,214	(4)
David D. Johnson	13,600	(1)	2.3%	8.25	02/24/11	53,571	(2)	128,311	(2)
David D. Johnson	52,500	(3)	9.1%	8.27	02/25/11	207,299	(4)	496,518	(4)
Richard L. Davis	13,325	(1)	2.3%	8.25	02/24/11	52,487	(2)	125,716	(2)
Richard L. Davis	48,000	(3)	8.3%	8.27	02/25/11	189,531	(4)	453,959	(4)

(1)	These options, pursuant to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees, are exercisable in five equal annual installments, commencing February 25, 2005.

(2)	Potential realizable value calculated based upon the market price of the underlying securities on the date of grant of $8.25.

(3)	These options, pursuant to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees, are exercisable in five equal annual installments, commencing February 26, 2005.

(4)	Potential realizable value calculated based upon the market price of the underlying securities on the date of grant of $8.27.

The table below sets forth information with respect to stock option exercises during 2003 by each of the named executive officers and the value of their unexercised options at December 31, 2003:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND

OPTION VALUES ON DECEMBER 31, 2003

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised in- the-money Options/SARS at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey T. Gill	—	—	60,000	90,000	$566,100	$542,900
Robert E. Gill	—	—	—	—	—	—
James G. Cocke	—	—	22,250	150,975	191,523	845,637
David D. Johnson	—	—	62,250	151,850	568,323	914,224
Richard L. Davis	34,516	$206,006	20,000	154,325	174,200	962,812

(1)	Value of in-the-money options is based on the excess of the closing price of the Common Stock of the Company on December 31, 2003 ($16.81) over the exercise price of the options, multiplied by the number of shares underlying the options.

Employment Agreements

Sypris Data Systems, Inc. entered into an employment agreement in February 2000 with G. Darrell Robertson, its President and Chief Executive Officer. The term of the agreement was from February 28, 2000 to February 27, 2001. The employment agreement provided for a loan to Mr. Robertson in the amount of $100,000, with the loan to be forgiven in equal installments over a five-year period.

COMPENSATION COMMITTEE REPORT

Role of the Compensation Committee

The Compensation Committee’s primary responsibilities are to set the Company’s compensation principles that serve to guide the design of compensation plans and programs applicable to employees at all levels of the organization. In discharging its role, the Compensation Committee periodically conducts reviews of compensation practices. The Committee annually benchmarks the ongoing competitiveness of the Company’s compensation programs in order to evaluate whether they are achieving the desired goals and objectives summarized in this report. The Compensation Committee also reviews the performance of the executive officers and establishes individual compensation levels for each officer, having considered a review of compensation survey data in determining whether the amounts and types of compensation the Company pays its executive officers are appropriate. The Committee is composed entirely of independent, non-employee members of the Board of Directors. No former employees of the Company serve on the Committee.

Executive Compensation Philosophy and Principles

After a review of current compensation data from several independent sources, the Compensation Committee evaluates its current programs and policies against current and emerging competitive practice. The Committee targets overall executive compensation to deliver pay levels at or above the average of a comparison group of comparable public companies. The goal of the compensation program is to attract, motivate and retain the highly talented individuals Sypris needs to provide outstanding products and services to its customers. The Compensation Committee believes that an employee’s compensation should be tied to both employee and Company performance against financial and non-financial goals and objectives.

The Compensation Committee makes stock option grants to key employees and has programs that are intended to increase stock ownership among all employees. These programs include stock option plans under which the Compensation Committee makes discretionary stock option grants to key employees, and a stock purchase plan which enables all employees to purchase Sypris stock at a discount through payroll deductions. The Compensation Committee’s goal in providing these opportunities is to align the interests of Sypris employees with its stockholders.

It is the intention of the Compensation Committee, as long as it is consistent with overall compensation objectives for the Company, that all executive compensation will be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code, which limits corporate deductions for compensation paid to certain executive officers to $1 million.

Components of Executive Compensation

The three primary components of the Company’s executive compensation program are: Base Salary, Annual Incentive Awards and Equity Participation Through Stock Options.

➢	Base Salary

The Compensation Committee sets base salaries for executive officers near the average levels it believes to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each officer’s performance and the overall performance of the Company. The Committee does not establish a specific formula or target to determine base salaries. The Committee reviews detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. The Compensation Committee also considers the relative financial performance of those companies, especially with regard to growth in earnings and return on equity. The Committee also considers the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership.

➢	Annual Incentive Award

The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives and specific individual objectives that are established annually. The Committee believes this creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer’s compensation at risk. The Compensation Committee establishes potential bonuses for executive officers at the beginning of each year based upon their ability to achieve planned profit and revenue targets and the achievement of specific operational objectives.

For 2003, the Compensation Committee established a cash bonus potential for the Company’s executive officers of approximately 25% to 64% of base salaries and a stock option grant potential of 8,500 shares to 60,000 shares. The Committee established the potential bonuses based upon its judgment that the cash and stock option bonus potential should be tied to the achievement of planned profit and revenue targets. For 2003, one executive officer qualified for a cash bonus and stock option grant within or below the ranges indicated above. Such bonus was based upon the achievement of planned profit and revenue targets in 2003 and was factored for the achievement of specific operational objectives. The cash bonus was determined and will be paid during 2004. The stock option grant was determined and granted in February 2004.

➢	Equity Participation Through Stock Options

The Compensation Committee believes that equity participation through stock options (including performance-based options) is a key component of the executive compensation program of the Company. These awards provide a long-term link between the results achieved for the Company’s stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer’s actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning their interests with those of the Company’s stockholders. Stock options also provide an effective incentive for management to create long-term stockholder value since the full benefit of the compensation package cannot be realized unless there is an appreciation in the price of the Company’s stock over time.

Options to purchase a total of 389,500 shares of the Company’s Common Stock were granted to executive officers in 2003 with an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, 80,000 performance-based options were granted to executive officers in 2003 with an exercise price equal to the greater of a target share price of $15, $20, $25, $30, $35, $40, $45 or $50, the fair market value of the Common Stock on the date the performance-based options were granted, or the fair market value of the Common Stock on the first business day following the calendar quarter in which the average daily fair market value of the Common Stock equals or exceeds the target share price for the preceding quarter. To encourage long-term performance, these options vest in equal 20% annual installments over a five-year period, beginning with vesting of the first 20% installment on the second anniversary of the date the target share price has been achieved and expiring on the eighth anniversary of the date the target share price is achieved. The performance-based options will expire thirty (30) days after the Board of Directors makes a determination that the optionee is no longer a key employee.

Compensation of the Chief Executive Officer

The Compensation Committee determined the salary and bonus received by Jeffrey T. Gill, the President and Chief Executive Officer of the Company, for services rendered in 2003. The Compensation Committee made the determination based upon the executive compensation policies and components described above. Mr. Gill received a base salary of $440,962 for 2003. This salary was not tied to specific performance criteria, but the Compensation Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. For 2003, Mr. Gill did not qualify for a bonus based upon the consolidated financial results of the Company during 2003. The Compensation Committee did not grant any stock options to Mr. Gill in 2003.

Henry F. Frigon (Chairman)

Sidney R. Petersen

Robert Sroka

PROPOSAL TWO

PROPOSAL TO APPROVE THE 2004 SYPRIS EQUITY PLAN

At the Annual Meeting, the stockholders will be asked to approve the 2004 Sypris Equity Plan (the “2004 Plan”) which was adopted by the Company’s Board of Directors in February 2004, effective April 27, 2004. A summary of the 2004 Plan appears below, and a copy of the Plan is attached as Appendix A to this Proxy Statement.

The Board approved the 2004 Plan, which authorizes awards (“Awards”) of stock, stock options and stock appreciation rights respecting, in the aggregate, 3,000,000 shares of Common Stock or other authorized common stock of the Company no more dilutive than the Common Stock (“Shares”), because it believes that having such Shares available for Awards is essential to retain and motivate directors, officers and certain other employees of the Company and its subsidiaries. The Board believes that the 2004 Plan, by fostering the ownership of Shares by directors, officers and employees, serves to more closely align the interests of directors, officers and employees and other stockholders.

The Company currently has a 1994 Stock Option Plan for Key Employees, and an Independent Directors’ Stock Option Plan, but both of these Plans expire on October 26, 2004 and no additional options may be granted under either Plan after that date.

As of the date of this Proxy Statement, no Awards have been made under the 2004 Plan.

The Board of Directions believes that the 2004 Plan is in the best interests of the Company and recommends a vote FOR approval of such plan.

Summary of the 2004 Plan

The following description of the 2004 Plan is intended to be a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the 2004 Plan itself, which is attached as Appendix A to this Proxy Statement.

The 2004 Plan authorizes up to an aggregate of 3,000,000 Shares for issuance under the 2004 Plan. Generally, Shares subject to Awards under the 2004 Plan which remain unvested or unexercised upon expiration or earlier termination of such Awards will once again become available for Awards under the 2004 Plan. Awards may be granted in tandem with, contingent upon, or convertible into, other Awards on terms specified in the award agreement (“Award Agreement”).

Under the 2004 Plan, the Committee may award stock options, stock appreciation rights, and stock awards.

The 2004 Plan is to be administered by the Compensation Committee, which is given the primary responsibility and discretion to administer the 2004 Plan. The 2004 Plan authorizes the Compensation Committee to determine who is eligible to participate in the 2004 Plan, and to make Awards to directors, officers and certain other employees of the Company and its subsidiaries. The Compensation Committee has the final authority under the 2004 Plan to determine or interpret the terms of any Awards, including:

➢	eligibility criteria regarding any participation or exercise rights,

➢	types of Awards to be granted to any participant,

➢	amounts, classes, registration rights or restricted legends of related Shares,

➢	timing and features of any rights, benefits or payments due to participants under any Award (including voting, exercise, or dividend rights),

➢	restrictions on assignment or transfer of any Awards or rights thereunder,

➢	vesting and forfeiture terms,

➢	convertibility or deferral rights,

➢	the amounts, methods and forms of payment for amounts due from any participant and for any taxes incident thereto, and

➢	performance objectives, or any other term or condition the Compensation Committee specifies in the written agreement governing the terms of each Award.

Under the 2004 Plan, any performance objectives must be established by the Compensation Committee in writing no later than the date on which a quarter of the performance period has elapsed or 90 days after the commencement of the performance period. These performance objectives may be expressed in terms of earnings per share, stock prices, net income, pre-tax income, operating income, return on equity or assets, economic value added, sales, cash flow from operating activities, working capital, other financial objectives, or any combination of these factors.

Stock Options and Stock Appreciation Rights

The Compensation Committee may award incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (“ISOs”), and nonqualified stock options (“NQSOs”). ISOs offer employees certain tax advantages (discussed below) which are not available with NQSOs. The Compensation Committee determines the terms of option awards, including the amount, exercise price, vesting schedule and term. Options under the 2004 Plan become exercisable at such time or times as the Compensation Committee may specify. The purchase price of any such Award is the closing price of the Common Stock on the date of grant, unless the Compensation Committee designates another price in the Award agreement.

The Compensation Committee may also grant stock appreciation rights (“SARs”), either in tandem with stock options and/or stock grants or independent of those Awards. A stock appreciation right entitles an employee to receive a per Share payment (in cash or Shares, as determined by the Compensation Committee) equal to the excess of the fair market value of a Share on the date of exercise over the fair market value of a Share on the date of grant.

Stock Awards

The Compensation Committee may make stock Awards to participants, which may be subject to or not subject to a restriction period. The Compensation Committee has the discretion to determine whether the Shares covered by a restricted stock Award will be subject to a restriction period, the length of any such restriction period, and any vesting (or forfeiture) conditions and terms that apply during any such restriction period. The Compensation Committee also has the discretion to determine if an employee will be required to make a payment with respect to a restricted stock Award and the amount of any such payment. During the restriction period, if any, the Company would generally hold the Shares and the employee would not be able to transfer the Shares. The Award recipient would however, generally be entitled to vote the Shares and receive any dividends with respect to the Shares, during any such restriction period, unless otherwise specified in the Award Agreement.

Adjustments and Changes in Control

The number of Shares authorized for issuance under the 2004 Plan, the number of Shares issuable under (and the option price of) outstanding options and other relevant provisions of the Plan are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. In the event of a Change in Control (as defined in the 2004 Plan) of the Company, the vesting date for all unvested or forfeitable rights in any Award are accelerated to the earlier of the date of the Change in Control or any other date set by the Compensation Committee in its discretion to allow participants to effectively enjoy such rights under their Awards.

Amendment and Termination

The Board of Directors may discontinue or amend the 2004 Plan as it deems necessary, and subject to any approval of amendments by stockholders required by the Code, the NASD or other applicable regulations, but no termination of the 2004 Plan shall affect unexpired outstanding options. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate on April 27, 2014, although Awards made prior to such termination will remain in effect in accordance with their terms and the terms of the 2004 Plan.

Certain Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences to the Company and the employees receiving stock options, stock grants and stock appreciation rights pursuant to the 2004 Plan. The following is not intended to be all inclusive or to constitute tax advice. This summary is based on the Code, Treasury Regulations promulgated thereunder and administrative and judicial rulings, as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not cover possible state, local or foreign tax consequences or federal tax consequences other than income tax consequences.

Incentive Stock Options. An optionee that receives an ISO does not recognize income either on the date the option is granted or on the date the ISO is exercised (although, upon exercise, the difference between the fair market value of the Shares and the exercise price will be treated as an item of adjustment for purposes of computing the optionee’s alternative minimum taxable income). If the optionee continues to hold the Shares received for the greater of (i) one year from the date of exercise of the option and (ii) two years from the date the option was granted, any gain or loss recognized on the sale of the Shares will be capital gain or loss. If the optionee disposes of the option or disposes of the Shares prior to the expiration of the periods set forth in the preceding sentence (a “Disqualifying Disposition”), the optionee will have compensation income (i.e., taxed at ordinary income rates) equal to the lesser of (i) the total amount of gain recognized upon disposition of the Shares and (ii) the excess of the fair market value of the Shares on the date of exercise over the exercise price for the Shares. Any additional gain will be short or long-term capital gain, depending on the holding period. The Company will not be entitled to any deduction upon the grant or exercise of an ISO, but will generally be entitled to a compensation deduction equal to the amount of compensation income recognized by the optionee upon a Disqualifying Disposition.

Nonqualified Stock Options. An optionee that receives a NQSO also generally recognizes no income on the date the option is granted. The optionee will, however, recognize compensation income on the date the NQSO is exercised in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. Any gain or loss recognized on a later disposition of the Shares will be capital gain or loss. The Company is generally entitled to a deduction at the time the NQSO is exercised equal to the amount of income recognized by the optionee.

Unrestricted Stock. An employee that receives unrestricted Shares (i.e., Shares which are not subject to any vesting restrictions) recognizes compensation income at the time the Shares are granted equal to the difference between the fair market value of the Shares received and the amount, if any, paid by the employee for such Shares. The employee’s basis in the Shares is equal to the amount paid for the Shares plus any income recognized by the employee upon the receipt of the Shares. Upon a later disposition of the Shares, the employee recognizes capital gain or loss equal to the difference between the amount received for such Shares and the employee’s basis in those Shares. The Company is generally entitled to a compensation deduction equal to the amount of income recognized by the employee upon receipt of the Shares.

Restricted Stock. An employee that receives restricted (or unvested) Shares generally does not recognize any income upon receipt of the Shares. Instead, such employee will recognize compensation income at the time vesting restrictions on the Shares lapse equal to the difference between the fair market value of the Shares at the time such vesting restrictions have lapsed and the amount, if any, paid by the employee for the Shares. Any gain or loss recognized by the employee upon a later disposition of the Shares will be capital in nature. The Company will generally be entitled to a compensation deduction (in an amount equal to the amount of compensation income recognized by the employee) at the same time as such income is recognized.

An employee that receives restricted stock may make an election to include the value of the stock received in income at the time such stock is granted as if such stock were vested Shares. If an employee makes such election, the employee will recognize ordinary income on the stock when received (in the same manner as vested stock), and no further income will be recognized until the stock is later sold or disposed of. Upon such later sale or other disposition, any gain or loss recognized will be capital in nature. The Company shall generally receive a compensation deduction for Shares with respect to which the employee has made such election at the same time (and in the same amount) as the employee recognizes compensation income.

Stock Appreciation Rights. An employee who receives SARs does not recognize any income upon the receipt of such SARs. Instead, the employee is subject to tax (at ordinary income rates) on any amounts received in settlement of his or her SARs at the time such amounts are paid. The Company generally is entitled to a deduction equal to the amount included by the employee in income.

Various additional tax consequences may apply to the granting, acceleration and exercise or vesting of Awards and to the disposition of Shares thereunder, but such consequences are beyond the scope of this summary.

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for approval and ratification of the 2004 Plan. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to shares of Sypris Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved by Stockholders	2,345,385	(1)(2)	$8.96	(2)	1,496,060	(3)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	2,345,385		$8.96		1,496,060

(1)	Consists of (a) 1,844,427 outstanding options under the 1994 Stock Option Plan for Key Employees and (b) 500,958 outstanding options under the 1994 Independent Directors’ Stock Option Plan.

(2)	Excludes purchase rights accruing under the Employee Stock Purchase Plan which have a stockholder approved reserve of 300,000 shares. Under the Employee Stock Purchase Plan, each eligible employee may purchase up to $6,000 of Sypris Common Stock at six-month intervals each year at a purchase price per share equal to 85% of the lower of the fair market value of Sypris Common Stock on either the first trading day of a purchase period or the last trading day of a purchase period.

(3)	Consists of (a) 1,162,078 shares remaining available for issuance under the 1994 Stock Option Plan for Key Employees, (b) 212,933 shares remaining available for issuance under the 1994 Independent Directors’ Stock Option Plan, and (c) 121,049 shares remaining available for issuance under the Employee Stock Purchase Plan.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s Report on Form 10-K may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2005 must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222:

➢	Not later than November 26, 2004, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934.

➢	Stockholder proposals received after February 9, 2005, will be considered untimely, and the proxies solicited by Sypris for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that annual meeting.

John R. McGeeney

General Counsel and Secretary

March 26, 2004

APPENDIX A

2004 SYPRIS EQUITY PLAN

ARTICLE I.    GENERAL

1.1    Purpose – The purpose of the 2004 Sypris Equity Plan (“Plan”) is to retain and to motivate directors, officers and other employees (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2    Eligibility – The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3    Term – The Committee may grant awards under this Plan (“Awards”) from April 27, 2004, through April 27, 2014, and such Awards will survive the Plan’s expiration.

ARTICLE II.    ADMINISTRATION

2.1    Interpretation – The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)).

2.2    Authority – The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

➢	eligibility criteria regarding any participation or exercise rights,

➢	types of Awards, including those qualified under 26 USC §422 or its equivalent (“ISOs”),

➢	amounts, classes, registration rights or restricted legends of related Shares,

➢	timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),

➢	restrictions on assignment or transfer of any Awards or rights thereunder,

➢	vesting and forfeiture terms,

➢	convertibility or deferral rights,

➢	the amounts, methods and forms of payment for amounts due from any Participant and for any taxes incident thereto,

➢	Performance Objectives as described in Section 2.3, and

any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3    Performance Objectives – “Performance Objectives” may be expressed in terms of (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added (h) sales, (i) cash flow from operating activities, (j) working capital, (k) other financial objectives, or (l) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Performance Objectives shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance period has elapsed or (y) the date which is ninety days after the commencement of the performance period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

2.4    Amendments and Approvals – The Committee, at its discretion, may amend the Plan, its interpretations or any Award at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5    Delegation – The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

ARTICLE III.    STOCK SUBJECT TO PLAN

3.1    Limit on Shares – The Committee shall limit Awards in the aggregate to a maximum of Three Million (3,000,000): (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Stock” or, individually, the “Shares”); and no more than 50% of all Awards shall be ISOs. Such limits shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2 Unvested Shares—If any Awards under the Plan shall expire, be forfeited or cancelled without having been fully exercised or vested, the reserved but unused Shares subject thereto shall continue to be available for new Awards.

ARTICLE IV.    TYPES OF AWARDS

4.1    Stock – The Committee may grant Awards of Stock to Participants on Terms specified in the Award Agreements.

4.2    Options – The Committee may grant Awards of options to purchase or sell Stock, to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

4.3    Appreciation Rights – The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4    Other Awards – The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

ARTICLE V.    TERMINATION OF AWARDS

5.1    Unvested Rights – Every unvested, unexercised right under this Plan shall terminate and expire at the earlier of: the expiration date in the Award Agreement, or termination of the Participant’s employment, unless extended by the Committee.

5.2    Vested Rights – Every vested, unexercised right under this Plan shall terminate and expire (1) at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, (c) three months after a Participant’s retirement, or (d) one year after a Participant’s death or disability, unless (2) extended by the Committee; provided that all of the foregoing shall be administered subject to the Committee’s Rules.

ARTICLE VI.    ADJUSTMENT OF NUMBER OF SHARES

6.1    Stock Dividends – In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend, with a corresponding adjustment in any consideration payable per share.

6.2    Reorganization – In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed, with a corresponding adjustment in any consideration payable per Share or unit of such securities, and the maximum limit on Shares in Section 3.1 shall be adjusted to take into account such capital adjustment.

ARTICLE VII.    CHANGE IN CONTROL

7.1    Change in Control – A “Change in Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company; (b) in which any person or group acquires, after the effective date of this Plan, more than 25% of the voting power of the Company’s voting securities; (c) in which substantially all of the assets of the Company are sold; or (d) any similar event determined by the Committee to constitute a change in the control of the Company. In the event of a Change in Control, the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the earlier of: (x) the date of such Change in Control or (y) any other date established by the Committee in its discretion to allow Participants an effective opportunity to enjoy such rights under the circumstances.

ARTICLE VIII.    MISCELLANEOUS

8.1    No Other Rights – Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2    Exercises Causing Loss of Compensation Deduction – No part of an Award may be exercised to the extent the exercise would cause the Participant to have compensation which is nondeductible by the Company pursuant to applicable Rules. Any right not exercisable because of this limitation shall be exercisable in any subsequent year in which the exercise would not cause the loss of such deduction, subject to the Terms and all applicable Rules.

8.3    Governing Law – This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.4    Termination of Plan – The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.

Sypris Solutions, Inc.

Suite 450

101 Bullitt Lane

Louisville, Kentucky 40222

Revocable Proxy for Annual Meeting of Stockholders to be held on April 27, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SYPRIS SOLUTIONS, INC.

The undersigned appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as proxies for the undersigned, with full power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sypris Solutions, Inc. (the “Company”) to be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky on Tuesday, April 27, 2004, at 10:00 a.m. local time, or any adjournment thereof, as follows, hereby revoking any proxy previously given.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

(Continued and to be signed on reverse side)

SYPRIS SOLUTIONS, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ☐

                            [             ]

Use this number to vote by phone or Internet

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN ITEM 1 AND “FOR” APPROVAL OF THE 2004 SYPRIS EQUITY PLAN.

1.	Election of the following Class II director nominees for three-year terms expiring in 2007:
Nominees: R. Scott Gill
Roger W. Johnson
Robert Sroka.

The Board of Directors recommends a vote “FOR” all the above nominees.

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

(INSTRUCTIONS: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THAT NOMINEE’S NAME ON THE
SPACE PROVIDED ABOVE.)

2.	Approval of the 2004 Sypris Equity Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Date:	, 2004
SIGNATURE(S)
SIGNATURE(S)

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

SYPRIS SOLUTIONS, INC.

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card authorizes the proxies named on the front of this proxy card to vote all shares of Common Stock of Sypris Solutions, Inc. that you are entitled to vote.

[Computer Picture]	Through the Internet, access the World Wide Web site http://www.eproxyvote.com/sypr/ and follow the instructions.

[Telephone Picture]	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-800-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

[Envelope Picture]	Completing, dating, signing, detaching and mailing the above proxy card in the postage-paid envelope included with the Proxy Statement.

You can vote by phone or via the Internet at any time prior to 11:59 p.m. EDT on April 26, 2004. You will need the number printed in the box at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

[Sypris Logo]